AMENDED SCHEDULE A

dated August 31, 2024, to the

SUB-ADVISORY AGREEMENT

dated June 1, 2022, between

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

and

TEACHERS ADVISORS, LLC

The Adviser shall pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time in accordance with the following fee schedule:

Fund	Rate
CATHOLIC RESPONSIBLE INVESTMENTS SHORT TERM BOND FUND	[REDACTED]
CATHOLIC RESPONSIBLE INVESTMENTS OPPORTUNISTIC BOND FUND	[REDACTED]
CATHOLIC RESPONSIBLE INVESTMENTS BOND FUND	[REDACTED]

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

By:	/s/ Jeffrey A. McCroy
Name:	Jeffrey A. McCroy
Title:	President and Chief Executive Officer

Teachers Advisors, LLC

By:	/s/ Stuart J. Cohen
Name:	Stuart J. Cohen
Title	Managing Director & Associate General Counsel

ACKNOWLEDGED & ACCEPTED BY:

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

By:	/s/ Michael G. Beattie
Name:	Michael G. Beattie
Title:	President

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